Exhibit 5.1

Andrew I. Telsey, P.C. Attorney at Law
6198 S. Moline Court, Englewood, Colorado 80111 Telephone: 303/521-7447 • E-Mail: andrew@telseylaw.com

April 3, 2025

Sunshine Biopharma Inc.

333 Las Olas Way

CU4 Suite 433

Fort Lauderdale, FL 33301

Re: Sunshine Biopharma Inc.

Ladies and Gentlemen:

We have acted as counsel to Sunshine Biopharma Inc., a Colorado corporation (the “Company”), This opinion is furnished in connection with the sale of an aggregate of (i) 928,404 shares of common stock (the “Shares”), and (ii) 260,000 pre-funded warrants (the “Pre-funded Warrants”) to purchase shares of common stock (the Pre-Funded Warrant Shares”), pursuant to the Purchase Agreement and that certain registration statement on Form S-3 (Registration No. 333-284142), as amended (the “Registration Statement”). Capitalized terms used herein but otherwise defined shall have the meaning set forth in the Purchase Agreement. The Purchase Agreement, the Placement Agent Agreement and the Pre-Funded Warrants, are referred to collectively as the “Transaction Documents.”. The Shares, Pre-Funded Warrants and Pre-Funded Warrant Shares are collectively referred to herein as the “Securities.”

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Securities and Exchange Commission (the “Commission”) as conformed and certified or reproduced copies. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In addition, we have examined (i) the Registration Statement on Form S-3 (File No. 333-284142) filed by the Company with the Securities Commission on January 6, 2025, in the form of which it became effective on January 15, 2025 (the “Registration Statement”) pursuant to the Securities Act; and (ii) the prospectus supplement dated April 2, 2025, filed with the Commission on April 3, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”), together with the base prospectus dated January 15, 2025.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been delivered to and paid for by the Purchasers as contemplated by the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, and (ii) the Pre-Funded Warrant Shares have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	With respect to the opinions above, we have assumed that, in the case of the sale of the Securities, (i) the Registration Statement, is effective under the Securities Act and such effectiveness or qualification shall not have been terminated or rescinded; (ii) the Securities have been issued and sold in compliance with applicable United States federal and state securities laws and pursuant to and in the manner stated in the Prospectus Supplement.

B.	This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

C.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

D.	Our opinion is subject to, and may be limited by, is subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally; (ii) general principles of equity, including without limitation, those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance; (iii) limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable laws or otherwise, including, without limitation, any provision providing for rights of indemnity or contribution to a party against, or exculpation from, liability for its own wrongful or negligent acts, or where or to the extent such indemnity or contribution or exculpation is contrary to public policy; (iv) limitations on the enforceability of any provision of any Transaction Document which is in violation of public policy; (v) general rules of contract law with respect to matters such as the election of remedies, cumulative remedies, the limits of severability, parol evidence, mutuality of obligations and opportunity to cure; and (vi) the effect of laws and judicial decisions providing that oral modifications to a contract or waivers of contractual provisions may be enforceable notwithstanding any express provision in any of the Transaction Documents that such document may only be modified or waived in writing.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s current report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

ANDREW I. TELSEY, P.C.

/s/ Andrew Telsey

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